Exhibit 99.1

Gulf Island Fabrication, Inc. Letter of Intent to Construct Two Offshore Support Vessels

HOUMA, La.--(BUSINESS WIRE)--March 19, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today, that through its subsidiary Gulf Island Marine Fabricators, L.L.C., it received a letter of intent to participate as a sub-contractor in the construction of two 60-meter Offshore Support Vessels for the Iraqi Navy. The value of our portion of the contract will be included in the backlog when reported for the quarter ended March 31, 2010.

The primary contractor for the project is RiverHawk Fast Sea Frames, a Tampa, FL Shipbuilder. These two ships will play a central role in rebuilding vital maritime security capability, mission capability, focused primarily on support and defense of offshore oil terminals in Iraq.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs, FPSOs, MinDOCs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, brown water towboats, other marine vessels, lift boats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, dry dock and marine repair services, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100